Exhibit 11

                         MID CONTINENT BANCSHARES, INC.

              Statement Regarding Computation of Earnings Per Share
             Three Months and Year Ended September 30, 1996 and 1997

                                                            Three Months Ended                    Year Ended
                                                               September 30,                     September 30,
                                                               -------------                     -------------
                                                           1996             1997             1996             1997
                                                           ----             ----             ----             ----
Primary Earnings per share
Common shares outstanding,
  beginning of period                                   1,937,803        1,925,227        2,045,235        1,930,712
Exercise of stock options                                    ----              725             ----              183
Effect of dilutive stock options                              768           13,080            5,942           29,628
Allocated ESOP shares                                       1,700            1,700            6,975            7,332
Amortized MSBP shares                                       1,871           10,021            7,524            9,635
Treasury share purchase                                   (6,848)            -----        (102,827)         (38,725)
                                                        ---------        ---------        ---------        ---------

Weighted  average  common and common  equivalent
shares outstanding                                      1,935,294        1,950,753        1,962,849        1,938,765

Net earnings                                                 $460             $977           $3,126           $4,170

Per share amount                                            $0.24            $0.50            $1.59            $2.15

Fully Diluted Earnings per share
Common shares outstanding,
  beginning of period                                   1,938,696        1,931,446        2,053,855        1,933,603
Exercise of stock options                                                      725                               183
Effect of dilutive stock options                            2,766           14,824            (478)           31,913
Allocated ESOP shares                                       1,700            1,700            6,975            7,332
Amortized MSBP shares                                       1,871           10,021            7,524            9,635
Treasury share purchases                                  (6,848)            -----        (102,827)         (38,725)
                                                        ---------        ---------        ---------        ---------

Weighted average common and common equivalent
  shares outstanding                                    1,938,185        1,958,716        1,965,049        1,943,941

Net earnings                                                 $460             $977           $3,126           $4,170

Per share amount                                            $0.24            $0.50            $1.59            $2.15



Primary earnings per share have been computed on the treasury stock method using the average market price for the common stock equivalents (options). Fully diluted earnings per share have been computed on the treasury stock method using the closing market price for the common stock equivalents (options).

The Company accounts for the 136,000 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 and the 74,833 shares acquired for the Management Stock Bonus Plan ("MSBP") in a manner similar to the ESOP shares; shares controlled by the ESOP and MSBP are not considered in the weighted average shares outstanding until the shares are committed for allocation.